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                                  EXHIBIT 11

                STATEMENT RE COMPUTATION OF EARNINGS PER SHARE

                        (IN THOUSANDS, EXCEPT PER SHARE)


                                         1995        1994        1993
                                         ----        ----        ----
NET INCOME
----------

Net income per financial statements      $6,174      $4,190      $1,669
                                         ======      ======      ======


AVERAGE SHARES OUTSTANDING (a)
--------------------------

Weighted average shares
    outstanding during the period,
    net of treasury shares                7,515       7,420       7,367

Common Share Equivalents:

    Common Shares to be issued
      under Stock Option Plan (b)           287         236          18
                                         ------      ------      ------

                                          7,802       7,656       7,385
                                         ======      ======      ======


NET INCOME PER SHARE                     $  .79      $  .55      $  .23
--------------------                     ======      ======      ======


Notes     (a):     Weighted average shares outstanding and Common Share
                   Equivalents reflect the three-for-two stock split effective August 4, 1995.

          (b): Calculated using the "Treasury Stock" method as if options were exercised and the funds were used to purchase Common Shares at the average market price during the period.